                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                      MICROS SYSTEMS, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                  Three Months Ended
                                                                     September 30,
                                                                  1999          1998
                                                                  ----          ----
Weighted-average number of common shares                         16,290        16,115
Dilutive effect of outstanding stock options                      1,083           933
                                                                 ------        ------
Weighted-average number of common and common
  equivalent shares outstanding                                  17,373        17,048
                                                                 ======        ======
Net income                                                       $5,138        $3,508
                                                                 ======        ======
Basic net income per common share                                 $0.32         $0.22
                                                                 ======        ======
Diluted net income per common share                               $0.30         $0.21
                                                                 ======        ======



                                       20